Exhibit 99.1

News Contact:
+1 (813) 204-4099
investors@lazydays.com

Lazydays Holdings, Inc. Reports Third Quarter 2020 Financial Results

Tampa, FL (November 4, 2020) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the third quarter ended September 30, 2020.

Third Quarter Financial Results and Highlights:

●	Revenues for the third quarter of 2020 were $215.7 million; up $57.3 million, or 36.2%, versus 2019. Revenue from sales of Recreational Vehicles (“RVs”) was $194.6 million for the third quarter of 2020, up $55.7 million, or 40.1%, versus 2019. Unit sales excluding wholesale units, were 2,595 for the quarter, up 660 units, or 34.1% versus 2019. New and preowned RV sales revenues were $130.3 million and $64.2 million for the quarter, up 50.1% and 23.5% respectively compared to 2019.

●	Gross profit for the quarter was $49.3 million; up $18.8 million, or 61.5%, versus 2019. Gross profit, excluding last-in-first-out (“LIFO”) adjustments, was $47.9 million, up $16.5 million, or 52.3%, versus 2019. Gross margin excluding LIFO adjustments increased between the two periods, to 22.2% in 2020 from 19.9% in 2019, with the change attributable to improved RV sales margins and mix of business. This gross profit comparison reflects a $2.3 million net difference in LIFO adjustments between the two periods.

●	Selling, General and Administrative expense (“SG&A”) which excludes transaction costs, stock-based compensation, and depreciation and amortization, for the third quarter of 2020 was $28.6 million, up $3.0 million compared to the prior year. This increase is attributable to the additional overhead expenses associated with The Villages dealership acquired in August 2019, the service center near Houston that started up operations in mid-February 2020, the Phoenix dealership acquired in May 2020 and increased performance wages driven by the higher unit sales and revenue, partially offset by overhead cost reduction actions taken in April 2020.

●	Adjusted EBITDA, a non-GAAP financial measure, was $19.0 million for the third quarter of 2020, up $13.7 million compared to 2019. This is another record high quarterly Adjusted EBITDA for Lazydays, beating the recently set previous record of $14.9 million in the second quarter of 2020.

●	Net income for the third quarter of 2020 was $11.6 million, or 55¢ per share, as compared to net loss of $2.5 million, or 41¢ per share, in 2019. This $14.1 million net improvement was primarily the result of incremental profits driven by the growth in sales, the reduced amortization of stock based compensation, as well as a $0.6 million decrease in interest expense.

●	As of September 30, 2020, cash was $81.7 million, up $50.2 million from December 31, 2019.

●	Year over year demand and margins in October 2020 continued to be strong, and manufacturers are shipping product to us at levels that are slightly ahead of retail sales.

Conference Call Information:

The Company has scheduled a conference call at 10:00AM Eastern Time on November 4, 2020 that will also be broadcast live over the internet. The call can be accessed as follows:

Via online registration at: http://www.directeventreg.com/registration/event/5190779 or phone registration: (888) 869-1189 or (706) 643-5902; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until November 11, 2020 and may be accessed by calling 1-800-585-8367 or 1-416-621-4642 with a conference ID number of 5190779. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority®, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays has nine dealership locations in Arizona, Colorado, Florida, Indiana, Minnesota, and Tennessee. Lazydays also has a dedicated Service Center location in Texas. Offering the nation’s largest selection of leading RV brands, Lazydays features over 3,000 new and pre-owned RVs, more than 400 service bays and two on-site campgrounds with over 700 RV campsites. In addition, Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at dealership locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, and ownership experience, which is why RVers and their families keep returning to Lazydays year after year, calling it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements on expected customer demand, sales, margins, and OEM shipments, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the global, national and local impact of the pandemic outbreak of coronavirus (COVID-19) and other factors described from time to time in Lazydays SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Results of Operations for the Third Quarter Ended September 30, 2020 and 2019

	For the Three Months Ended
	September 30, 2020	September 30, 2019
Revenues
New and pre-owned vehicles	$194,552	$138,861
Other	21,171	19,541
Total revenues	215,723	158,402

Cost applicable to revenues (excluding depreciation and amortization shown below)
New and pre-owned vehicles (including adjustments to the LIFO reserve of ($1,431) and $910, respectively)	160,837	123,017
Other	5,544	4,841
Total cost applicable to revenue	166,381	127,858

Transaction costs	233	193
Depreciation and amortization	2,760	2,732
Stock-based compensation	219	1,286
Selling, general, and administrative expenses	28,598	25,570
Income from operations	17,532	763
Other income/expenses
Loss on sale of property and equipment	-	13
Interest expense	(1,749)	(2,321)
Total other expense	(1,749)	(2,308)
Income before income tax expense	15,783	(1,545)
Income tax expense	(4,184)	(941)
Net income (loss)	$11,599	$(2,486)
Dividends on Series A Convertible Preferred Stock	(1,745)	(1,581)
Net income attributable to common stock and participating securities	$9,854	$(4,067)

EPS:
Basic and diluted income (loss) per share	$0.55	$(0.41)
Weighted average shares outstanding - basic and diluted	10,807,368	9,811,107

See the accompanying notes to the unaudited condensed consolidated financial statements

Balance Sheets as of September 30, 2020 and December 31, 2019

	As of	As of
	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets
Cash	$81,654	$31,458
Receivables, net of allowance for doubtful accounts of $654 and $382 at September 30, 2020 and December 31, 2019, respectively	20,697	16,025
Inventories	71,546	160,864
Income tax receivable	-	326
Prepaid expenses and other	2,862	2,999
Total current assets	176,759	211,672

Property and equipment, net	95,337	86,876
Operating lease assets	16,283	-
Goodwill	40,742	38,979
Intangible assets, net	68,473	68,854
Other assets	311	255
Total assets	$397,905	$406,636

See the accompanying notes to the unaudited condensed consolidated financial statements

	As of	As of
	September 30,	December 31,
	2020	2019
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$37,373	$23,855
Income taxes payable	2,208	-
Dividends payable	10,983
Floor plan notes payable, net of debt discount	59,150	143,949
Financing liability, current portion	1,462	936
Long-term debt, current portion	23,468	5,993
Operating lease liability, current portion	3,164	-
Total current liabilities	137,808	174,733

Long term liabilities
Financing liability, non-current portion, net of debt discount	71,095	63,557
Long term debt, non-current portion, net of debt discount	10,512	15,573
Operating lease liability, non-current portion	12,841	-
Deferred tax liability	16,451	16,450
Total liabilities	248,707	270,313

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of September 30, 2020 and December 31, 2019; liquidation preference of $60,000 and $65,910 as of September 30, 2020 and December 31, 2019, respectively	54,983	60,893

Stockholders’ Equity

Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-

Common stock, $0.0001 par value; 100,000,000 shares authorized; 9,593,150 and 8,506,666 shares issued and 9,451,851 and 8,428,666 outstanding at September 30, 2020 and December 31, 2019, respectively	-	-
Additional paid-in capital	78,931	79,186
Treasury Stock, at cost, 141,299 and 78,000 shares at September 30, 2020 and December 31, 2019, respectively	(499)	(314)
Retained earnings (accumulated deficit)	15,783	(3,442)
Total stockholders’ equity	94,215	75,430
Total liabilities and stockholders’ equity	$397,905	$406,636

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these supplemental measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of our financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

Adjusted EBITDA is defined as net income excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one time charges, and loss on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net Income per the Condensed Consolidated Statements of Income to EBITDA and Adjusted EBITDA, and Net Income to EBITDA margin and Adjusted EBITDA margin for the three months ended September 30, 2020 and 2019 are shown in the tables below.

	Three Months Ended September 30,
	2020	2019

EBITDA
Net income (loss)	$11,599	$(2,486)
Interest expense, net*	1,749	2,321
Depreciation and amortization of property and equipment	1,712	1,716
Amortization of intangible assets	1,048	1,016
Income tax expense	4,184	941
Subtotal EBITDA	20,292	3,508
Floor plan interest	(293)	(874)
LIFO adjustment	(1,431)	910
Transaction costs	233	193
Loss on sale of property and equipment	-	(13)
Severance costs/Other	-	262
Stock-based compensation	219	1,286
Adjusted EBITDA	$19,020	$5,272

* Interest expense includes $1,189 and $1,144 relating to finance lease payments for the three months ended September 30, 2020 and 2019, respectively. Depreciation on leased assets under finance leases is included in depreciation expense and included in net income (loss). Operating lease payments are included as rent expense and included in net income.

	Three Months Ended September 30,
	2020	2019

EBITDA margin
Net income (loss) margin	5.4%	-1.6%
Interest expense, net	0.8%	1.5%
Depreciation and amortization of property and equipment	0.8%	1.1%
Amortization of intangible assets	0.5%	0.6%
Income tax expense	1.9%	0.6%
Subtotal EBITDA margin	9.4%	2.2%
Floor plan interest	-0.1%	-0.6%
LIFO adjustment	-0.7%	0.6%
Transaction costs	0.1%	0.1%
Loss on sale of property and equipment	0.0%	0.0%
Severance costs/Other	0.0%	0.2%
Stock-based compensation	0.1%	0.8%
Adjusted EBITDA margin	8.7%	3.3%

###